Exhibit 23a

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Kingstone Companies, Inc. on Form S-3 (No. 333-134102) and S-8 (No. 333-104060 and No. 333-132898) of our report dated April 1, 2013, with respect to our audit of the consolidated financial statements of Kingstone Companies, Inc. and Subsidiaries as of December 31, 2012 and for the year ended December 31, 2012, which report is included in this Annual Report on Form 10-K of  Kingstone Companies, Inc. for the year ended December 31, 2012.

/s/ Marcum LLP

Marcum llp
Melville, NY

April 1, 2013